UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2016

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-25837	36-2681268
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

233 South Wacker Drive, Suite 4900, Chicago, IL	60606-6303
(Address of principal executive offices)	(Zip Code)

(312) 496-1200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 2.01. Completion of Acquisition or Disposition of Assets

On February 29, 2016, Heidrick & Struggles International, Inc. (the “Company”) completed its previously announced acquisition of Decision Strategies International, Inc., a Pennsylvania corporation (“DSI”) pursuant to the terms of an asset purchase agreement dated February 9, 2016 (the “Purchase Agreement”) between the Company and two of its wholly owned subsidiaries and DSI and its wholly owned subsidiary, Decision Strategies International (UK) Limited, a private company limited by shares in the United Kingdom (“DSI Limited, ” and together with DSI, each a “Seller,” and collectively, “Sellers”).

Under the terms of the Purchase Agreement, the Company paid the Sellers $9.2 million at closing, subject to certain adjustments, plus additional future cash consideration based on fee revenue generated from the business during 2017 and 2018. The Company currently estimates it will be required to pay the Sellers approximately $2.8 million of additional cash consideration, but the actual amount of such additional cash consideration will depend on numerous factors that cannot be determined at this time, including the actual fee revenue generated from the business in 2017 and 2018. The Purchase Agreement also contains representations, warranties, covenants and termination rights of the parties customary for a transaction of this type. The transaction was financed with cash.

The foregoing summary of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement, a copy of which is attached as Exhibit 2.1 to the Company’s current report on Form 8-K dated February 11, 2016.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d). The Company’s Board of Directors (the “Board”) has appointed Clare M. Chapman as an independent member of the Company’s Board, effective February 23, 2016. Ms. Chapman will stand for election at the Company’s 2016 annual meeting. Ms. Chapman will also serve on (i) the Human Resources and Compensation Committee and (ii) the Nominating and Governance Committee of the Board. Ms. Chapman will receive compensation and benefits from the Company for service on the Board on the same terms as other non-employee directors, as described in the Company’s Proxy Statement filed with the Securities and Exchange Commission on April 22, 2015. There is no arrangement or understanding between Ms. Chapman and any other persons pursuant to which she was appointed as a director of the Company.

Ms. Chapman (55) is the former Group People Director of BT Group, one of the world’s leading communications services companies based in the UK and serving customers in 170 countries worldwide. Ms. Chapman served in this role from 2011 - 2015. Prior to this role, Chapman was the Director General of Workforce for the National Health Service and Social Care system where her responsibilities affected more than 2.2 million healthcare employees in England. Previously, she was Human Resources Director for Tesco PLC and Vice President of Human Resources for PepsiCo’s operations in continental Europe. Chapman serves on the Board of Kingfisher PLC. She is regularly sought to speak and advise on corporate and national efforts to improve organization effectiveness and leadership capacity and has played a leading role in demonstrating the link between customer service and employee engagement. She holds a B.A. in Social Sciences (Economics and Sociology) from the University of Leicester and has an M.A in Management Learning from Lancaster.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Heidrick & Struggles International, Inc.
(Registrant)

Date: March 7, 2016	/s/ Stephen W. Beard
General Counsel & Secretary